Investor News Release	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034

Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 332 9373 mark.oberle@celanese.com
Celanese Board of Directors Appoints David Weidman as Chairman of the Board
DALLAS, February 8, 2007 — The board of directors of Celanese Corporation (NYSE:CE) announced today that it has appointed David N.Weidman, president and chief executive officer of Celanese Corporation, as chairman of the board replacing Chinh E. Chu. Chu resigned as chairman but will remain on the board of directors. Weidman will continue his role as the company’s president and chief executive officer. These changes became effective at a meeting of the board of directors held on February 8.
Weidman has been president and chief executive officer and a member of the board of directors since December 2004. Until October 2004, Weidman was a member of the board of management of Celanese AG and served as its vice chairman since September 2003 and as its chief operating officer since January 2002. He joined Celanese AG in September 2000 as chief executive officer of Celanese Chemicals.
As a result of its reduced ownership position, The Blackstone Group will reduce its representation on the Celanese board of directors. Benjamin J. Jenkins, senior managing director, The Blackstone Group, will resign his Celanese board position effective April 26, 2007, the date of the company’s annual meeting of shareholders, reducing the number of directors on the board from 11 to 10.
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900D employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.